November 14, 2000

Mr. William R. Tagmyer
Chief Executive Officer
Northwest Pipe Company
12005 North Burgard
Portland, OR 97203

Dear Bill:

    On July 28, 1999, you entered into a letter agreement with Northwest Pipe Company (the "Company") that specifies the severance benefits to which you would be entitled in the event your employment with the Company is terminated subsequent to a "Change in Control" of the Company (the "Change in Control Agreement"). In connection with the Employment Agreement between you and the Company that we expect to execute today, we propose to amend and restate Section 2 of the Change in Control Agreement in its entirety to read as follows:

      "2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the date that you or the Company terminate your employment prior to a Change in Control as defined in Section 3 hereof, or (ii) December 31, 2003."

    Except as described above, the remaining terms and provisions of the Change in Control Agreement shall be unchanged and shall continue in full force and effect. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

    If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute an amendment to the terms of the Change in Control Agreement.

Sincerely,
/s/ BRIAN W. DUNHAM Brian W. Dunham, President Northwest Pipe Company
AGREED AND ACCEPTED:
/s/ WILLIAM R. TAGMYER William R. Tagmyer